Exhibit 99.3

WebMD Health Corp.

Financial Guidance for the Year Ending December 31, 2014

(in millions, except per share amounts)

	Guidance Range

Revenue:
Public portal advertising and sponsorship	$450.0	$475.0
Private portal services	95.0	100.0

	$545.0	$575.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$140.0	$155.0

Interest, taxes, non-cash and other items (b)
Interest expense, net	(25.0)	(25.0)
Depreciation and amortization	(30.0)	(28.0)
Non-cash stock-based compensation	(35.0)	(32.0)

Pre-tax income	50.0	70.0

Income tax provision	(23.0)	(31.0)

Net income	$27.0	$39.0

Income per share:
Basic	$0.68	$0.95

Diluted (c)	$0.63	$0.84

Calculation of income per share:

Net income (numerator for basic income per share)	$27.0	$39.0
Add-back of interest expense on 1.50% Notes, net of tax	3.5	3.5

Numerator for diluted income per share	$30.5	$42.5

Weighted-average shares outstanding (denominator for basic income per share)	40.0	41.0
Stock options and restricted stock	3.0	4.0
Weighted-average shares issuable upon conversion of 1.50% Notes	5.7	5.7

Denominator for diluted income per share	48.7	50.7

(a)	See Annex A - Explanation of Non-GAAP Financial Measures.
(b)	Reconciliation of Adjusted EBITDA to Net income.
(c)	See Supplemental 2014 Guidance for Income Per Share Calculation below.

Additional information regarding forecast for the quarter ending March 31, 2014:

•	Revenue is forecasted to be between $130 million to $133 million.

•	Adjusted EBITDA is forecasted to be between $28.5 million to $30.5 million.

•	Net income as a percentage of revenue is forecasted to be approximately 3% to 4%.

The above guidance does not include the impact if any, of future deployment of capital for items such as share repurchases or acquisitions, any future gains or losses from discontinued operations, and other future non-recurring, one-time or unusual items.

WebMD Health Corp.

Supplemental 2014 Guidance for Income Per Share Calculation

Based on the Company’s Financial Guidance for the Year Ending December 31, 2014, the 2.50% Notes and 2.25% Notes are not expected to be dilutive to the full year. However, the 1.50% Notes are expected to be dilutive to the full year. Additionally, each of the series of Notes may be dilutive in certain quarters, depending on the amount of net income for such quarter. The following table contains the approximate level of net income for an individual quarter and for the full year 2014 at which each of the series of Notes would become dilutive to income per share. To the extent this net income is exceeded for any such period, the table also includes the amounts by which the numerator and denominator should each be adjusted for purposes of the diluted income per share calculation. The amounts below assume a weighted-average diluted share count of 43 million shares (prior to the effect of convertible notes) and the amounts below are subject to change as such weighted-average share count changes.

	Quarterly Amounts			Annual Amounts
All amounts in millions	1.50% Notes	2.50% Notes	2.25% Notes	1.50% Notes	2.50% Notes	2.25% Notes

Approximate net income at which convertible notes become dilutive:	$6.5	$13.3	$14.6	$26.2	$53.1	$58.5

Interest expense, net of tax to add-back to net income (numerator):	$0.9	$1.8	$1.1	$3.5	$7.2	$4.4

Additional shares to include in weighted-average diluted share count (denominator):	5.7	6.2	3.5	5.7	6.2	3.5